Exhibit 1.2



                                 $1,300,000,000
                              THE MONEY STORE INC.
                   The Money Store Asset Backed Certificates,
                                  Series 1997-C
                                PRICING AGREEMENT
                                                            September 26, 1997

Prudential Securities Incorporated
 as representative of the several Underwriters
One New York Plaza
New York, New York 10292

Lehman Brothers Inc.
  as representative of the several Underwriters
Three World Financial Center
New York, New York 10285
Ladies and Gentlemen:

         Reference is made to the Underwriting Agreement, dated September 26, 1997 (the "Underwriting Agreement"), relating to $1,300,000,000 aggregate principal amount of The Money Store Asset Backed Certificates, Series 1997-C, Class AF-1, Class AF-2, Class AF-3, Class AF-4, Class AF-5, Class AF-6, Class AF-7, Class AF-8 (collectively, the "Pool I Certificates"), Class AV, Class MV-1, Class MV-2, Class BV (collectively, the "Pool II Certificates"), Class AH-1, Class AH-2, Class AH-3, Class AH-4, Class AH-5, Class AH-6, Class MH-1, Class MH- 2, Class BH (collectively, the "Pool III Certificates") and Class AMF (the "Pool IV Certificates," and together with the Pool I Certificates, the Pool II Certificates and the Pool III Certificates, the "Offered Certificates"). Pursuant to the Underwriting Agreement, The Money Store Inc. (the "Company") agrees with Prudential Securities Incorporated and Lehman Brothers Inc., as representatives of the Underwriters, that the Initial Class Certificate Balance and the Pass-Through Rates, shall be as follows:

                           INITIAL CLASS            PASS-
                            CERTIFICATE            THROUGH
       CLASS                 BALANCE                 RATE
       -----                --------                 -----
     Class AF-1           $63,000,000               6.355%
     Class AF-2           $60,400,000               6.310%
     Class AF-3           $80,000,000               6.379%
     Class AF-4           $47,000,000               6.370%
     Class AF-5           $32,900,000               6.535%
     Class AF-6           $39,000,000               6.670%
     lass AF-7            $37,700,000               6.945%
     Class AF-8           $40,000,000               6.575%
     Class AV             $498,000,000                 (1)
     Class MV-1           $45,000,000               (1)(2)
     Class MV-2           $30,000,000               (1)(2)
     Class BV             $27,000,000                  (1)
     Class AH-1           $37,637,000               6.400%
     Class AH-2           $46,765,000               6.330%
     Class AH-3           $36,005,000               6.340%
     Class AH-4           $37,865,000               6.375%
     Class AH-5           $53,809,000               6.590%
     Class AH-6           $11,329,000               6.750%
     Class MH-1           $24,910,000               6.890%
     Class MH-2           $14,975,000               7.355%
     Class BH             $11,705,000               7.405%
     Class AMF            $25,000,000               6.877%
     Total             $1,300,000,000


      (1) The Pass-Through Rate for the Class AV and Class BV Certificates will equal LIBOR plus 0.045% and 0.960%, respectively, subject to the applicable Net Funds Cap but in no event exceeding 14% per annum. In the case of the Class MV-1 and Class MV-2 Certificates, in no event shall the Pass-Through Rate exceed 14% per annum.

      (2) The Pass-Through Rate for the Class MV-1 and Class MV-2 Certificates will be determined pursuant to the Auction Procedures described in the Prospectus.

          The Offered Certificates will be offered by the Underwriters to the public from time to time in negotiated transactions or otherwise, at varying prices to be determined at the time of sale.

          If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement among each of the Underwriters and the Company in accordance with its terms. Very truly yours,

                                    THE MONEY STORE INC.


                                    By:  /S/ MICHAEL H. BENOFF
                                         Name:  Michael H. Benoff
                                         Title: Executive Vice President

                                    THE ORIGINATORS LISTED ON
                                    ANNEX A HERETO


                                    By: /S/ MICHAEL H. BENOFF
                                        Name:  Michael H. Benoff
                                        Title: Vice President


CONFIRMED AND ACCEPTED, as of
the date first above written:

PRUDENTIAL SECURITIES INCORPORATED


By:  /S/  LEN BLUM
     Name:  Len Blum
     Title: Managing Director

LEHMAN BROTHERS INC.


By:  /S/  MARTIN P. HARDING
     Name:  Martin P. Harding
     Title: Managing Director

Acting on behalf of themselves
and as the representatives of
the Underwriters.